EXHIBIT 99.1

INTERNET BRANDS, INC. REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

•                  Revenues increased by 30% from first quarter of 2007

•                  Adjusted EBITDA increased by 35% from first quarter of 2007

EL SEGUNDO, CA (May 7, 2008) – Internet Brands, Inc. (NASDAQ: INET) today reported financial results for the first quarter ended March 31, 2008.

First Quarter Operating Results

Total revenues for the first quarter of 2008 were $24.9 million, an increase of 30.3% compared to $19.1 million in the prior year period.

Consumer Internet revenues were $16.3 million in the first quarter of 2008, a 13.8% increase compared to $14.3 million in the prior year period, due to an increase in advertising revenue from existing and acquired websites.  This was partially offset by a reduction in advertiser spend from automotive dealers and manufacturers in response to continued weakness in the automotive industry.

Licensing revenues were $8.6 million for the first quarter of 2008, a 79.5% increase from $4.8 million in the prior year period, due to continued organic growth, contributions from Jelsoft Enterprises Limited, which was acquired in June 2007, and a $1.1 million benefit from the accelerated completion of a long-term project.

Net income attributable to common stockholders for the first quarter of 2008 was $3.0 million, or $0.07 per diluted share.  By comparison, net income attributable to common stockholders in the prior year period was $1.4 million, or $0.07 per diluted common share.

For the first quarter of 2008, Adjusted EBITDA grew by 35% year over year.  Adjusted EBITDA, which the Company defines as earnings before investment and other income, income taxes, depreciation and amortization and stock-based compensation, was $7.9 million, compared to $5.9 million in the same period last year.

“We’ve started the year strongly and believe we are solidly on track for the full year,” said Bob Brisco, CEO.  “After a slightly slower start than anticipated in January, we’ve seen revenue growth significantly improve, including into April.”

“Our acquired websites are performing very well, and our acquisition pipeline is deeper and more economically attractive than ever before,” Brisco added.

The Company is reiterating its full year guidance of revenues in the range of $100 to $110 million and Adjusted EBITDA to be in the range of $32 to $36 million.  For the second quarter of 2008, the Company anticipates revenues and Adjusted EBITDA to be comparable to the first quarter 2008 or slightly better.

Recent Developments

From April 1 through May 6, 2008, the Company acquired websites for an aggregate purchase price of $12.2 million.  The acquisitions included two significant internet businesses, the MySummerCamps.com network of websites and CreditorWeb.com.

The MySummerCamps.com network of websites is by far the leader in helping parents find summer camps in the United States and Canada. The network lists summer camps, camp jobs and camps for sale. The MySummerCamps network consists of more than 20 sites, including MySummerCamps.com, Summer-DayCamps.com, and AllensGuide.com.

CreditorWeb.com is a leading credit card comparison site that allows consumers to easily find the best credit card offers. The site features original articles, tools to understand the cost of credit card debt, and a credit card search engine that compares card offers. Each card is objectively reviewed by industry experts and is ranked on a five-star rating scale.

“We continue to scale our Consumer Internet platform very quickly,” said Brisco. “These sites are leaders.  They bring extremely targeted audiences, and they offer strong opportunities to advertise.”

The financial impact of these acquisitions is included in the Company’s 2008 business outlook.

Q1 2008 Key Metrics

•            Total monthly unique visitors to the Company’s network of owned websites grew to 34 million in March 2008, an increase of 68% compared to 20 million in March 2007

•            Total page views for the Company’s network of owned websites were 458 million in March 2008, an increase of 89% compared to 243 million in March 2007

•            The Company completed 12 website-related acquisitions in the first quarter of 2008 for an aggregate purchase price of approximately $23.3 million

Balance Sheet and Liquidity

As of March 31, 2008, the Company had $76.9 million of cash and investments, and no debt.

Net cash provided by operating activities in the first quarter of 2008 was $5.5 million compared to $10.9 million in the prior year period. $3.9 million, or 72%, of the variance reflects a change in working capital requirements resulting from our growth.

Non-GAAP Financial Measures

This press release includes a discussion of “Adjusted EBITDA,” which is a non-GAAP financial measure.  The Company defines EBITDA as net income before (a) investment and other income, net; (b) provision for income taxes (benefit); and (c) depreciation and amortization. The Company defines Adjusted EBITDA as a further adjustment of EBITDA to exclude stock-based compensation expense related to the Company’s grant of stock options and other equity instruments.

The Company believes these non-GAAP financial measures provide important supplemental information to management and investors. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the Company’s business and results of operations.

Management uses EBITDA and Adjusted EBITDA as measurements of the Company’s operating performance because they assist in comparisons of the Company’s operating performance on a consistent basis by removing the impact of items not directly resulting from core operations. Internally, these non- GAAP measures are also used by management for planning purposes, including the preparation of internal budgets; to allocate resources to enhance financial performance; to evaluate the effectiveness of operational strategies; and to evaluate the Company’s capacity to fund capital expenditures and to expand its business. The Company also believes that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company’s non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The table below reconciles net income and Adjusted EBITDA for the periods presented:

(Unaudited in thousands)	Q1 2007	Q1 2008
Net Income	$3,267	$3,020
Provision for taxes	2,666	2,102
Depreciation & amortization	1,248	2,747
Stock-based compensation	247	657
Investment and other income	(1,543)	(591)
Adjusted EBITDA	$5,885	$7,935

Conference Call and Webcast

The Company will host a conference call to discuss its first quarter 2008 financial results beginning at 5:00 pm ET (2:00 pm PT), today, May 7, 2008.  The call, which will be hosted by Bob Brisco, President and Chief Executive Officer, and Alex Hansen, Chief Financial Officer, will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.internetbrands.com.  The webcast will also be archived online within one hour of the completion of the conference call and available at the Investor Relations section of the Company’s website at www.internetbrands.com.

About Internet Brands, Inc.

Los Angeles-based Internet Brands, Inc. (NASDAQ:INET) is a leading Internet media company that operates community and e-commerce web sites in automotive, travel and leisure, and home related categories. With a flexible and scalable platform, Internet Brands operates a rapidly growing network of more than 69 principal Web sites that are often leaders in their categories. Internet Brands was founded in 1998 as CarsDirect.com and added the parent company name of Internet Brands in 2005.

Safe Harbor Statement

This press release includes forward-looking information and statements, including but not limited to its 2008 business outlook, management comments and guidance, that are subject to risks and uncertainties that could cause actual results to differ materially.  Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation.  These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.  Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.  These risks, uncertainties, assumptions and other important factors include, but are not limited to, our pursuit of an acquisition-based growth strategy entailing significant execution, integration and operational risks, the impact of the recent downturn in the automotive industry on our revenues from automotive dealers and manufacturers, our ability to compete effectively against a variety of Internet and traditional offline competitors, and our reliance on the public to continue to contribute content without compensation to our websites that depend on such content.  These and other risks are described more fully in our Annual Report on Form   10-K for the annual period ended December 31,

2007, filed with the U.S. Securities and Exchange Commission (SEC) on March 12, 2008.  You should consider these factors in evaluating forward-looking statements.  Fore additional information regarding the risks related to our business, see its prospectus in the Registration Statement, and other related documents, that we have filed with the SEC.  You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.  All information provided in this release is as of May 7, 2008 and should not be unduly relied upon because we undertake no duty to update this information.

Contact:	Andrew Greenebaum / Laura Foster
ICR, Inc.
agreenebaum@icrinc.com; lfoster@icrinc.com
(310) 954-1100

###

INTERNET BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$19,078	$31,780
Accounts receivable, less allowances for doubtful accounts of $1,609 and $1,139 at March 31, 2008 and December 31, 2007 respectively	18,177	15,470
Investments, available for sale	57,798	64,864
Deferred income taxes	9,717	9,717
Prepaid expenses and other current assets	1,289	1,521
Total current assets	106,059	123,352

Property and equipment, net	9,485	7,575
Goodwill	171,045	150,863
Intangible assets, net	20,807	18,264
Deferred income taxes	60,737	61,714
Other assets	201	1,660

Total assets	$368,334	$363,428

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$15,740	$14,038
Deferred revenue	8,136	8,846
Total current liabilities	23,876	22,884

Stockholders’ equity

Common stock, Class A, $.001 par value; 125,000,000 shares authorized and 40,688,774 and 40,177,834 shares issued and outstanding at March 31, 2008 and at December 31, 2007	41	40

Common stock, Class B, $.001 par value; 6,050,000 authorized and 3,025,000 shares issued and outstanding at March 31, 2008 and at December 31, 2007	3	3

Additional paid-in capital	604,606	604,003
Accumulated deficit	(258,957)	(261,977)
Stockholder note receivable	(16)	(16)
Accumulated other comprehensive loss	(1,219)	(1,509)
Total stockholders’ equity	344,458	340,544

Total liabilities and stockholders’ equity	$368,334	$363,428

INTERNET BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months ended March 31, Unaudited
	2008	2007
Revenues
Consumer Internet	$16,303	$14,326
Licensing	8,638	4,811
Total revenues	24,941	19,137

Costs and operating expenses
Cost of revenues	5,386	5,378
Sales and marketing (1)	6,207	4,297
Technology (1)	1,420	1,302
General and administrative(1)	4,649	2,521
Depreciation and amortization of intangibles	2,747	1,248
Total costs and operating expenses	20,410	14,747

Income from operations	4,531	4,390
Investment and other income	591	1,543
Income before income taxes	5,123	5,933
Provision for income taxes	2,102	2,666
Net income	3,020	3,267
Less undistributed income attributable to preferred stockholders	—	(1,874)
Net income attributable to common stockholders	$3,020	$1,393

Basic earnings per share attributable to common stockholders	$0.07	$0.08
Diluted earnings per share attributable to common stockholders	$0.07	$0.07

Weighted average number of shares – Basic	42,764,092	16,673,813
Weighted average number of shares – Diluted	44,758,372	19,316,147

Stock-based compensation expense by function (1)
Sales and marketing	$49	$12
Technology	20	3
General and administrative	588	232
	$657	$247

(1)           Operating expenses for the three months ended March 31, 2008 and 2007 include stock-based compensation in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R) (revised 2004), “Share-Based Payment” (SFAS 123(R)), which the Company adopted on January 1, 2006.

INTERNET BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months ended March 31, Unaudited
	2008	2007
Cash flows from operating activities
Net income	$3,020	$3,267
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,747	1,248
Provision for bad debt reserve	694	(170)
Stock based compensation	657	247
Benefit from deferred income taxes	975	2,079
Gain on sale of investments	(69)	—
Loss on sale of property and equipment	—	129
Amortization of premium on investments	(296)	—
Changes in operating assets and liabilities, net of the effect of acquisitions:
Accounts receivable	(3,712)	2,936
Prepaid expenses and other current assets	225	257
Other assets	(48)	—
Accounts payable and accrued expenses	1,743	(144)
Deferred revenue	(436)	1,099
Net cash provided by operating activities	5,500	10,948

Cash flows from investing activities
Purchases of property and equipment	(545)	(380)
Capitalized internal use software costs	(1,097)	(408)
Purchases of investments	(23,670)	(19,732)
Proceeds from sales and maturities of investments	31,081	30,055
Acquisitions, net of cash acquired	(24,344)	(34,658)
Net cash used in investing activities	(18,575)	(25,123)

Cash flows from financing activities
Proceeds from issuance of common stock and exercise of stock options	21	145
Net cash provided by financing activities	21	145
Effect of exchange rate changes on cash and cash equivalents	352	(42)
Net decrease increase in cash and cash equivalents	(12,702)	(14,072)

Cash and cash equivalents
Beginning of period	31,780	43,661
End of period	$19,078	$29,589

Supplemental schedule of non-cash consolidated cash flow information:
Adjustment to retained earnings related to the liability for uncertain tax positions		$127